UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015
Kraft Foods Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-35491

Virginia	36-3083135
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As we previously disclosed, Teri List-Stoll left the role as our Executive Vice President and Chief Financial Officer effective February 28, 2015. She will continue to serve as a senior advisor until May 31, 2015, or an earlier mutually agreed upon date, to ensure a smooth transition.

On March 10, 2015, we entered into a separation agreement and general release with Ms. List-Stoll pursuant to which she agreed to a general release of claims with respect to Kraft and to be subject to non-compete, non-solicitation and confidentiality provisions. The non-compete and non-solicitation restrictions will be in force until May 31, 2016. Pursuant to the terms of the agreement, Ms. List-Stoll will receive separation benefits, including a lump sum payment equal to twelve months of her base salary (less any amount paid for her service as a senior advisor) and a lump sum payment equal to a prorated portion of her target 2015 annual cash incentive award for the period from January 1, 2015 through February 28, 2015. Ms. List-Stoll will also receive a prorated 2014-2016 performance share award based on 14 months of service completed during the performance cycle. The performance shares will vest and be paid based on actual performance through the end of the performance cycle, as determined by the Compensation Committee of Kraft’s Board of Directors. Consistent with the terms of her offer letter when she joined Kraft, Ms. List-Stoll’s unvested sign-on equity awards will continue to vest in accordance with their original vesting dates. The Compensation Committee approved the terms of this agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Group, Inc.

Date: March 11, 2015	By:	/s/ Kim K. W. Rucker
Kim K. W. Rucker
Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary